EXHIBIT C

                             DATED September 20 2005

                (1)     ALFA TELECOM TURKEY LIMITED

                (2)     CUKUROVA FINANCE INTERNATIONAL LIMITED

                (3)     CUKUROVA TELECOM HOLDINGS LIMITED

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                             SHAREHOLDERS' AGREEMENT

                                  in respect of
                        Cukurova Telecom Holdings Limited

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                                TABLE OF CONTENTS

CLAUSE                                                                    PAGE
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1.       INTERPRETATION......................................................1
2.       MINORITY INTERESTS AND DEBTS........................................6
3.       DIRECTORS AND MANAGEMENT............................................7
4.       RESERVED MATTERS....................................................8
5.       CTH GROUP STRUCTURE ................................................8
6.       PUT AND CALL OPTION.................................................9
7.       MEETINGS OF THE MEMBERS............................................10
8.       DEADLOCK...........................................................10
9.       FINANCIAL MATTERS..................................................11
10.      INFORMATION AND REPORTING..........................................12
11.      CONFIDENTIALITY....................................................13
12.      NON-COMPETITION....................................................15
13.      TRANSFER OF SHARES.................................................15
14.      BUY-OUT EVENTS.....................................................17
15.      DEFAULT............................................................18
16.      TRANSFER TERMS.....................................................19
17.      SECURITY OVER CTH SHARES...........................................20
18.      DURATION...........................................................20
19.      FURTHER ASSURANCES.................................................20
20.      NON-ASSIGNMENT.....................................................21
21.      WAIVER OF RIGHTS...................................................21
22.      AMENDMENTS.........................................................21
23.      INVALIDITY.........................................................21
24.      NO PARTNERSHIP OR AGENCY...........................................22
25.      ANNOUNCEMENTS......................................................22
26.      COSTS..............................................................22
27.      ENTIRE AGREEMENT...................................................22
28.      CONFLICT WITH ARTICLES.............................................22
29.      NOTICES............................................................23
30.      ARBITRATION AND GOVERNING LAW......................................24
31.      PROCESS AGENTS.....................................................24
32.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999.......................25
33.      COUNTERPARTS.......................................................25
34.      EFFECTIVENESS .....................................................25

SCHEDULE 1            Reserved Matters......................................28
SCHEDULE 2            Deed of Adherence.....................................30
SCHEDULE 3            Form of Deadlock Option Notice........................31
SCHEDULE 4            Existing Interests in Turkcell........................32

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DATED           September 20,     2005

PARTIES

(1) ALFA TELECOM TURKEY LIMITED, a company incorporated in the British Virgin Islands with company number 1000502 whose registered office is at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands ("Alfa");

(2) CUKUROVA FINANCE INTERNATIONAL LIMITED, a company formed under the laws of the British Virgin Islands, the registered office of which is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands ("Cukurova"); and

(3) CUKUROVA TELECOM HOLDINGS LIMITED, a company formed under the laws of the British Virgin Islands the registered office of which is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands ("CTH").

RECITALS

(A) Prior to Conversion (as defined below) Cukurova was the holder of 100% of the issued share capital of CTH, which holds an indirect interest in Turkcell, through a 52.91% interest in Turkcell Holding.

(B) Prior to Conversion, Alfa held convertible bonds issued by CTH (the "Convertible Bonds"). Following conversion of the Convertible Bonds ("Conversion") Alfa holds 49% of the equity share capital of CTH and Cukurova holds 51% of the equity share capital of CTH.

(C) Alfa and Cukurova have entered into this Agreement to regulate, with effect from Conversion their rights in relation to their investments in CTH.

IT IS AGREED AS FOLLOWS:

1.      INTERPRETATION

1.1 In this Agreement, including the Recitals, the following words and expressions shall have the following meanings:

        "Acceptance Period" has the meaning given to such term in clause 13.5;

        "Affected Party" has the meaning given to such term in clause 14.2;

        "Affected Party's Shares" has the meaning given to such term in clause 14.2;

        "Affiliate" means in relation to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned Person;

        "Alfa Directors" means the Directors appointed by Alfa from time to time;

        "Alfa Group" means Alfa and its subsidiary undertakings from time to time and "Alfa Group Member" means any of them;

        "Articles" means the Articles of Association of CTH adopted immediately prior to Conversion, as amended from time to time;

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        "Board" means the board of directors of CTH save in the case of clauses
        3.3 to 3.11 (inclusive) where it shall be construed as the board of directors of each of CTH, CTI and Intercon respectively;

        "Business" means the business of Turkcell and/or any of its subsidiary undertakings;

        "Business Plan and Budget" means the business plan, performance targets and budget of the CTH Group as approved by the Board from time to time;

        "Buy-Out Notice" has the meaning given to that term in clause 14.3;

        "Buy-Out Price" means the value of the relevant CTH Shares in aggregate calculated, on a look-through basis, based on the weighted average market value of publicly traded Turkcell shares over the previous 60 day period, as reported in the Istanbul Stock Exchange Bulletin, plus a premium of 20 per cent;

        "Call Option" means the option pursuant to clause 6.1(B) or 6.2(A), as the case may be;

        "Chairman" means the chairman from time to time of the Board save in the case of clauses 3.8 and 3.11 where it shall be construed as the chairman of the boards of directors of each of CTH, CTI and Intercon respectively;

        "Change of Control" has the meaning given to such term in clause 14.1;

        "Competitor" means any Person holding a GSM license in Turkey other than Turkcell or an Affiliate of Turkcell or any Person holding a direct or indirect Relevant Interest in such first Person;

        "Completion Date" means the date on which Completion occurs (as defined in the Subscription Agreement);

        "Confidential Information" has the meaning given to that term in clause 11.1;

        "Continuing Party" means the Shareholder upon whom there is served a Transfer Notice or a Buy-Out Notice;

        "Controlling Interest" means:

        (a) the ownership or control (directly or indirectly) of more than fifty per cent. (50%) of the voting share capital of the relevant undertaking; or

        (b) the ability to direct the casting of more than fifty per cent. (50%) of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters;

        (c) the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, or any material matters; or

        (d) the ability to manage and direct the relevant undertaking, whether pursuant to management contract, shareholders' agreement or otherwise.

        "Conversion" has the meaning set forth in recital (B);

        "Convertible Bonds" has the meaning set forth in recital (B);

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        "CTH Group" means CTH and its subsidiary undertakings for the time being
        (which include, without limitation, CTI, Intercon, Turkcell Holding and Turkcell) and from time to time and "CTH Group Member" means any of them;

        "CTH Shares" means the ordinary shares of CTH from time to time;

        "CTI" means Cukurova Telecom International Limited, a company formed under the laws of the British Virgin Islands, the registered office of which is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

        "Cukurova Directors" means the Directors appointed by Cukurova from time to time;

        "Cukurova Group" means Cukurova and its subsidiary undertakings and parent undertakings and any subsidiary undertakings of such parent undertaking from time to time and "Cukurova Group Member" means any of them;

        "Cure Period" has the meaning given to that expression in clause 6.2;

        "Deadlock" has the meaning given to that expression in clause 8 (Deadlock);

        "Defaulting Party" has the meaning given to that expression in clause 15 (Default);

        "Directors" means the directors of CTH from time to time save in the case of clauses 3.3 to 3.11 (inclusive) and where used in the definition of Unsuitable Director where it shall be construed as the directors of each of CTH, CTI and Intercon respectively;

        "Excluded Assets" means the assets and liabilities of Intercon;

        "Financing Agreements" means the Secured Facility Agreement, Unsecured Facility Agreement, and any share charge or other security agreement entered into between Alfa and Cukurova (or their respective Affiliates) as security for Cukurova's (or its Affiliates') obligations thereunder;

        "Group" in relation to CTH or a Shareholder, as the case may be, means that company and its subsidiary undertakings from time to time;

        "Intercon" means Intercon Danismanlik ve Evgitim Hizmetleri A.S., a company incorporated under the laws of the Republic of Turkey with company number 265036/212608 whose registered office is at Buyukdere Cad. Yapi Kredi Plaza A. Blok Kat: 15 1. Levent, Istanbul;

        "International Accounting Standards" means International Accounting Standards, promulgated by the International Accounting Standards Board from time to time;

        "LIBOR" means the British Bankers' Association Interest Settlement Rate for 1 year U.S dollar deposits as displayed on the appropriate page of the Telerate screen at or about 11.00 a.m. (London time) measured on the Completion Date and each anniversary thereof;

        "Marketable Securities" mean securities of entities that (a) are traded on an internationally recognised securities exchange or system or are otherwise actively traded on any national securities market of any jurisdiction or country, and (b) are not subject to restrictions on transfer as a result of applicable contract provisions or the provisions of any securities laws or regulations;

        "Material Default" has the meaning given to that expression in clause 15 (Default);

        "Offered Price" has the meaning given to that term in clause 14.3;

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        "Option Notice" has the meaning given to such term in clause 6.3;

        "Option Price" means a price per share equal to the greater of (i) the price per share at which Alfa acquired its CTH Shares (with Alfa's acquisition price for these purposes being the subscription price of the Convertible Bonds) together with accrued interest at an annual rate of LIBOR plus 8% (or any lower rate applicable in the future in relation to the Secured Facility Agreement applied pro-rata temporis) and (ii) the Buy-Out Price;

        "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture or other entity or association (whether incorporated or unincorporated);

        "Put Option" means the option granted pursuant to clause 6.1(A) or, as the case may be, clause 6.2(B);

        "Regulatory Approvals" means any necessary approvals, consents, permits, or licenses required by any competent supranational, governmental or regulatory agencies or authorities, provided, however that Regulatory Approval does not include the obtaining of a waiver of mandatory tender offer requirements from the Turkish Capital Markets Board;

        "Relevant Interest" means in relation to a Person, (i) the right to exercise, directly or indirectly, at least 20% of the voting rights in that Person and/or to receive (directly or indirectly) at least 20% of the economic benefit of that Person; or (ii) the right to exercise (directly or indirectly) management control over that Person;

        "Reserved Matters" means those matters listed in Schedule 1;

        "Reserved Matters Grace Period" means the period of four years from the Completion Date;

        "Secured Facility Agreement" means the facility agreement in respect of a facility of US$1,352,000,000 to be entered into between Cukurova, Cukurova Holding A.S., and Alfa, in connection with the Subscription Agreement;

        "Shareholders" means each of Alfa and Cukurova and any Person to whom shares are transferred in accordance with this Agreement and "Shareholder" shall be construed accordingly;

        "Specified Price" has the meaning given to such term in clause 8.3;

        "Subscription Agreement" means the Subscription Agreement, dated 1 June 2005, between Alfa, Cukurova, and Cukurova Holding A.S.;

        "subsidiary" and "subsidiary undertaking" means a subsidiary and a subsidiary undertaking for the purposes of the Companies Act 1985 provided that, for the purposes of this Agreement, neither CTH nor any subsidiary or subsidiary undertaking of CTH is to be regarded as a subsidiary or subsidiary undertaking of Alfa or Cukurova or any other Alfa Group Member or Cukurova Group Member;

        "Terminating Party" has the meaning given to such term in clause 8.3;

        "Territory" means The Republic of Turkey;

        "Third Party Purchaser" has the meaning given to such term in clause
        13.4;

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        "TH Shareholder" means any substantial shareholder in Turkcell Holding other than CTH;

        "Transfer Date" has the meaning given to such term in clause 16.1(B)

        "Transfer Notice" shall have the meaning given to such term in clause 13.4;

        "Transferee Affiliate" shall have the meaning given to such term in clause 13.3;

        "Transferring Shareholder" shall have the meaning given to such term in clause 13.4;

        "Turkcell" means Turkcell Iletisim Hizmetleri A.S., a company formed under the laws of the Republic of Turkey;

        "Turkcell Holding" means Turkcell Holding A.S., a company formed under the laws of the Republic of Turkey;

        "Turkcell Holding Shares" means the 52.91% of the shares in the capital of Turkcell Holding to be acquired by CTH as contemplated by the Subscription Agreement;

        "Unsecured Facility Agreement" means the facility agreement in respect of a facility of US$355 million, to be entered into between Cukurova, Cukurova Holding A.S., BMC Sanayi ve Ticaret A.S., Mehmet Emin Karamehmet, and Alfa;

        "Unsuitable Director" means a Director who is or becomes of unsound mind or is or becomes substantially unable to fulfil his duties due to ill health or is or has been determined by a court of competent jurisdiction to have acted in material breach of any relevant laws or to have committed any serious criminal offence or material breach of any fiduciary or other duty in relation to the CTH Group or is or becomes otherwise unfit to act as a director;

        "Warning Notice" has the meaning given to such term in clause 8.2.

1.2     In this Agreement:

        (A) reference to a party is a reference to a party to this Agreement (or, where relevant, a Person who enters into a deed of adherence in accordance with clause 16.1(H)) and references to a party include references to the successors or assigns (immediate or otherwise) of that party;

        (B) reference to an amount in United States dollars or US$ is a reference to the lawful currency of the United States of America; and

        (C) except where the context otherwise requires reference to Alfa includes any Alfa Group Member which holds any CTH Shares and reference to Cukurova includes any Cukurova Group Member which holds any CTH Shares.

1.3 In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description.

1.4 Any reference, express or implied, to an enactment includes references to:

        (A) that enactment as amended, extended or applied by or under any other enactment before or after signature of this Agreement;

        (B) any enactment which that enactment re-enacts (with or without modification); and

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        (C)     any subordinate legislation made (before or after signature of this Agreement) under any enactment, including one within clause 1.4(A) or 1.4(B),

        provided that no such enactment or subordinate legislation made after the date of this Agreement shall increase the liability of any party under or pursuant to this Agreement.

1.5 A Person shall be deemed to be connected with another if that Person is connected with another within the meaning of section 839 of the Income and Corporation Taxes Act 1988.

1.6 The headings in, and index to, this Agreement do not affect its interpretation.

1.7 A reference to a document being in the Agreed Form is to a document agreed by the parties and initialled by them or on their behalf for identification purposes.

1.8 Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other Person (including its officers and employers) which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

1.9 The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters, or things

1.10 Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.11 References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

2.      MINORITY INTERESTS AND DEBTS

2.1     Each of Alfa and Cukurova will procure that:

        (A) respectively, no Alfa Group Member and no Cukurova Group Member (other than as set out in Schedule 4) will (directly or indirectly) acquire or hold any interest (minority or otherwise) in any member of the CTH Group; provided that this clause 2.1(A) shall not prohibit an Alfa Group Member or Cukurova Group Member from acquiring up to fifteen percent of the issued and outstanding equity securities of Turkcell, but no other member of the CTH Group, provided that Turkcell remains listed on an internationally recognised stock exchange and provided further that such acquisition is made only through an internationally recognised stock exchange;

        (B) subject to the prior agreement of the Board, and except as otherwise stated herein, if the opportunity arises to acquire any interests in any CTH Group Member, the parties shall procure that such acquisition only be carried out by CTH.

2.2 Each of Alfa and Cukurova will procure that no Alfa Group Member or Cukurova Group Member, respectively, will (directly or indirectly) acquire or hold any debt of any member of the CTH Group unless otherwise approved by the other party in writing.

2.3 To the extent that any Alfa Group Member or Cukurova Group Member holds directly any shares in Turkcell, Alfa shall procure that such Alfa Group Member, and Cukurova shall procure that such Cukurova Group Member, shall vote, and take all other actions in respect of, such shares as agreed between Alfa and Cukurova and documented in duly adopted resolutions of the Board of CTH.

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3.      DIRECTORS AND MANAGEMENT

3.1 The Board shall be responsible for the overall direction, supervision and management of the CTH Group including approving the Business Plan and deciding on the Reserved Matters. Once the Board has passed a resolution in relation to a Reserved Matter or agreed an approach for the purposes of clause 3.12, Cukurova shall procure that the Cukurova Directors and Alfa shall procure that the Alfa Directors shall use their respective best endeavours to procure that the resolution is implemented by the relevant member(s) of the CTH Group. Each of Alfa and Cukurova shall themselves also use their respective best endeavours to procure that such resolution is implemented by the relevant CTH Group Member(s), including, without limitation, by instructing their respective Directors and their respective representatives on the board of directors of any CTH Group Member to vote in favour of implementation of any such resolution.

3.2 Unless the parties agree otherwise in writing (and subject to the remainder of this clause 3.2), the Board shall consist of five Directors. Alfa shall have the right to appoint two Directors and Cukurova shall have the right to appoint three Directors, in each case in accordance with clause 3.4.

3.3 Unless the parties otherwise agree in writing the boards of directors of Intercon and CTI shall each consist of five directors. Alfa shall have the right to appoint two of the directors to each such board and Cukurova shall have the right to appoint three of the directors on each such board.

3.4 Subject to clause 3.2, each Shareholder may appoint or remove a Director nominated by it by serving written notice to CTH in accordance with the Articles (copied to the other Shareholder) signed by it or on its behalf by a duly authorised person; provided always that if any Director is or at any time becomes an Unsuitable Director then either Alfa or Cukurova may serve a written notice signed by it or on its behalf by a duly authorised person requiring the removal of that Unsuitable Director. The appointment or removal shall take effect when the relevant notice is delivered to CTH, unless the notice indicates otherwise. Each of Alfa and Cukurova shall cast any votes it may have in CTH to ensure that the Board is constituted by persons appointed in the manner set out in this Agreement.

3.5 Each Director shall serve for a term of one year and each of Alfa and Cukurova shall re-nominate the Directors appointed by it on an annual basis.

3.6 If any Director, or any representative of Alfa or Cukurova on the board of directors of Turkcell or Turkcell Holdings, is removed from office then the party responsible for such Director's or representative's appointment shall promptly appoint a replacement in accordance with this Agreement and the Articles.

3.7 The quorum for transacting business at any Board meeting (subject to the last sentence of this clause) shall be at least four Directors (or their alternates) present when the relevant business is transacted. If that quorum is not present within two hours from the time when the meeting should have begun, or if during the meeting there is no longer a quorum, the meeting shall be adjourned for not less than seven days and provided that at least seven days' written notice of the reconvened meeting is given to each Director. If a quorum is not present at the reconvened meeting within two hours from the time when such reconvened meeting should have begun, the meeting shall again be adjourned for not less than seven days and, provided that at least seven days' written notice is given to each Director, the quorum shall, other than in respect of any Reserved Matters (which, for the avoidance of doubt, shall always require a quorum of at least four Directors), be:

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        (A)     any two Directors, if the reason for the lack of quorum was the absence of a Cukurova Director; or

        (B) any three Directors, if the reason for the lack of quorum was the absence of an Alfa Director.

3.8 At least seven days written notice shall be given to each Director of any Board meeting unless at least one Alfa Director (or his alternate) and one Cukurova Director (or his alternate) approve a shorter notice period. Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail, the Board shall not decide on it, unless all the Directors present agree.

3.9 The Board shall decide on matters by simple majority vote except in relation to any of the Reserved Matters which shall require a unanimous vote. Each Director shall have one vote and the Chairman shall not have a second or deciding vote. Any Director who is absent from a meeting may nominate any other Director by notice in writing copied to CTH so as to be received prior to the convening of the meeting to act as his alternate and to vote in his place at the meeting.

3.10 The members of the Board shall decide how often they meet and where such meetings shall take place taking into account the respective tax considerations of the CTH Group, the Alfa Group and the Cukurova Group.

3.11 The Chairman of the Board shall be a Cukurova Director. If the Chairman is unable to attend any meeting of the Board or the Company, Cukurova shall be entitled to appoint another Director to act in his place.

3.12 Alfa and Cukurova shall discuss in good faith and agree in the Board meetings of CTH the approach to be taken by their representatives at shareholders meetings of, and by their respective representatives appointed to the board of directors of, each of Turkcell Holding and Turkcell, and each of Alfa and Cukurova shall procure that their representatives at shareholder meetings of, and their respective representatives on the board of directors of, Turkcell Holding and Turkcell shall cast their votes, and otherwise act and take all steps, in support of the approach agreed by Alfa and Cukurova as documented in resolutions duly adopted by the Board of CTH.

4.      RESERVED MATTERS

        Each party agrees to use all of the powers at its disposal and exercise any and all voting rights it may have to ensure that no action is taken or decision made relating to any of the matters specified in Schedule 1 (Reserved Matters) (whether by any members of the Board, CTH, any other member of the CTH Group or any of the officers or managers within the CTH Group) unless the Board has given its unanimous approval to proceed.

5.      CTH GROUP STRUCTURE

        The parties acknowledge that as a matter of Turkish law Intercon and Turkcell Holding must have a minimum of five shareholders. It is agreed that in relation to Intercon four shareholders (besides CTH) shall each hold one share in Intercon and in relation to Turkcell Holding three of such shareholders (besides CTI) shall each hold one share in Turkcell Holding and such shareholders (in the case of both Intercon and Turkcell Holding) shall be bare nominees of Cukurova. Cukurova hereby undertakes that it shall not and it shall procure that its nominees aforesaid shall not exercise any voting rights or any other powers in relation to those four shares.

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6.      PUT AND CALL OPTION

6.1 In the event that the Board passes a resolution on a matter that is not a Reserved Matter, and no Alfa Directors have voted in favour of such resolution (including, without limitation, because the Alfa Directors voted against such resolution, abstained from voting, or were not present at the relevant Board meeting) then Alfa shall have the option to require Cukurova to purchase all of Alfa's CTH Shares for an amount equal to the Option Price multiplied by the number of CTH Shares held by Alfa at the time.

6.2 In the event that any member of the board of directors or equivalent management body ("Defaulting Officer") of any CTH Group Member casts any vote or takes any action in respect of a matter that is in contradiction to the approach agreed to by Alfa and Cukurova with respect to such matter (as documented in resolutions duly adopted by the Board of CTH) (a "Default") and such Defaulting Officer, or the Shareholder that appointed such Defaulting Officer, does not remedy such Default within 45 days of its occurrence (the "Cure Period") and:

        (A) whilst there shall remain outstanding any amount of principal or any interest thereon under the Financing Agreements, Alfa or, as the case may be, Cukurova shall (if it was not the party which appointed the Defaulting Officer ("the Innocent Party" and the other of them being the "Defaulting Party")) have the option (the "Call Option") to require the Defaulting Party to sell to the Innocent Party all of the Defaulting Party's CTH Shares, and to procure the sale of all of its Affiliates' CTH Shares, for an amount equal to the Buy-Out Price; or

        (B) if the obligations under the Financing Agreements (including the payment of all accrued interest on any principal thereunder) shall have been discharged, then the Innocent Party in its sole discretion (a) shall have the option (the "Put Option") to require the Defaulting Party to buy all of the Innocent Party's (and its Affiliates') CTH Shares for an amount equal to the Option Price multiplied by the number of CTH Shares to be sold or (b) have the option to require the Defaulting Party to sell to the Innocent Party all of the Defaulting Party's CTH Shares, and to procure the sale of all its Affiliates' CTH Shares, for an amount equal to the Buy-Out Price.

6.3 A Put Option or, as the case may be, a Call Option shall be exercisable by written notice from the exercising Shareholder to the other Shareholder (an "Option Notice") during a period of 30 days commencing from, (i) in the case of an event specified in clause 6.1, the date that exercising Shareholder learns of the happening of an event specified in clause 6.1, and (ii) in the case of the happening of an event specified in clause 6.2, the later to occur of the expiration of the Cure Period or the date that the exercising Shareholder learns of the happening of an event specified in clause 6.2. The exercising Shareholder shall have the right to issue an Option Notice at any time during such 45 day period, provided that in the case of a Default, such Default has not been remedied at the time of the issue of the Option Notice. The Option Notice shall specify the Option Price or the Buy-Out Price, as applicable, at which the non-exercising Shareholder is to sell or, as the case may be, acquire the relevant CTH Shares. The decision by the exercising Shareholder not to exercise a Put Option or, as the case may be, a Call Option in respect of the occurrence of an event specified in clause 6.1 or clause 6.2 shall not impact the Shareholder's right to exercise a Put Option or, as the case may be, a Call Option in respect of any other occurrence of an event specified in clause 6.1 or clause 6.2.

6.4 Upon delivery of an Option Notice, the exercising Shareholder shall be obliged to sell or, as the case may be, acquire and the non-exercising Shareholder shall be obliged to purchase, or as the case may be, sell, at the Option Price or the Buy-Out Price, as applicable, all the CTH Shares that are the subject of the Option Notice, and procure the sale, or as the case may be, purchase of all such CTH Shares owned by it and its Affiliates.

6.5 Alfa and Cukurova shall be required to complete the sale and purchase of the relevant CTH Shares within 90 days after the delivery of the Option Notice or, if any Regulatory Approval has not been obtained by the end of that period, within ten days of the date on which the last Regulatory Approval to be obtained is obtained.

7.      MEETINGS OF THE MEMBERS

7.1 Meetings of Shareholders shall take place in accordance with the applicable provisions of the Articles including on the basis that:

        (A) the quorum shall be one duly authorised representative of Alfa and one duly authorised representative of Cukurova, provided, however, that if this quorum is not obtained for two consecutive attempts to convene a meeting of the Shareholders, on the third attempt to convene such meeting of the Shareholders, the quorum shall, other than in respect of any Reserved Matters (in which case clause 7.2 shall apply), require the presence the duly authorised representative of either of Alfa or Cukurova;

        (B) the notice of meeting shall set out an agenda identifying in reasonable detail the matters to be discussed (unless Alfa or Cukurova agree otherwise);

        (C) the chairman of the meeting shall not have a second or deciding vote.

7.2 Any matters requiring a meeting of, or approval by, the Shareholders shall be dealt with in accordance with the Articles; provided that if a matter that is a Reserved Matter is to be approved by the Shareholders, approval of such Reserved Matter shall require the unanimous vote of Alfa and Cukurova.

8.      DEADLOCK

8.1 For the purpose of this clause 8, a "Deadlock" shall be deemed to occur if:

        (A) any of the Reserved Matters or any other matter relating to any CTH Group Member has been raised at and/or considered by a meeting of the Board or a general meeting of CTH, in either case where a quorum was present, and no resolution in respect thereof has been passed unanimously by all of the Directors or, as the case may be, Alfa and Cukurova, on at least two successive occasions; or

        (B) a quorum is not present at three successive duly convened Board or general meetings by reason of the absence from that general meeting of the same Shareholder or, in the case of a Board meeting, a person nominated as a Director by the same Shareholder.

8.2 In the event of any such Deadlock, the matter shall be referred to a representative of each of Alfa or Cukurova to be designated by each of them respectively within six days of the Deadlock occurring. During the Reserved Matters Grace Period, Alfa or Cukurova shall use their best endeavours to resolve the Deadlock. If the Deadlock cannot be resolved prior to the later to occur of (i) 30 days following each of Alfa or Cukurova designating a representative in accordance with the foregoing or (ii) the expiry of the Reserved Matters Grace Period, either Alfa or Cukurova may serve notice ("a Warning Notice") that it intends to implement the deadlock procedure contemplated by this clause 8.

8.3 If the Deadlock cannot be resolved within a further period of 30 days after service of a Warning Notice, either Alfa or Cukurova may within a period of 30 days thereafter serve a notice in writing, substantially in the form attached hereto as Schedule 3, on the other of them ("a Deadlock Option Notice") specifying a single price per CTH Share ("the Specified Price") at which the Shareholder giving notice ("the Terminating Party") offers (as specified in the Deadlock Option Notice) either:

        (A) to sell to the other of them all (but not part) of the CTH Shares collectively held by the Terminating Party and/or members of its Group; or

        (B) to purchase all (but not part) of the CTH Shares collectively held by the other of them and/or members of its Group.

        A Deadlock Option Notice shall be irrevocable.

8.4 The other of them shall, within a period of 30 days after receipt of a Deadlock Option Notice, at its sole option elect in writing either:

        (A) to purchase, or to procure the purchase of, all (but not part) of the CTH Shares collectively held by the Terminating Party and/or members of its Group at the Specified Price; or

        (B) to require the Terminating Party to purchase, or to procure the purchase of, all (but not some only) of the Shares collectively held by that other Shareholder or member of its Group at the Specified Price.

8.5 If no election is made by that other Shareholder within the said period of 30 days after receipt of a Deadlock Option Notice, it shall be deemed to have elected to proceed in accordance with requirements of the Deadlock Option Notice and shall be bound (subject only to any Regulatory Approvals) to complete the sale and purchase of each of the relevant CTH Shares at the Specified Price within 30 days after the period specified in clause 8.4 or, if any Regulatory Approval has not been obtained by the end of that period, within ten days of the date on which the last Regulatory Approval to be obtained is obtained. If any Regulatory Approval has not been obtained or waived within 180 days after such election the Deadlock Option Notice shall lapse and have no further effect.

8.6 If an election under clause 8.4(A) or clause 8.4(B) is duly made, the Shareholders shall be bound (subject only to any Regulatory Approvals) to complete the sale and purchase of each of the relevant CTH Shares at the Specified Price within 30 days after such election or, if any Regulatory Approval has not been obtained by the end of that period, within ten days of the date on which the last Regulatory Approval to be obtained is obtained. If any Regulatory Approval has not been obtained or waived within 180 days after such election the Deadlock Option Notice shall lapse and have no further effect.

8.7 If Alfa shall become obliged to acquire the CTH Shares held by Cukurova in accordance with the above procedures the amount payable by Alfa shall be the Specified Price less any and all outstanding principal amounts, any accrued but unpaid interest thereon, and any other amounts owing under the Financing Agreements at the relevant time.

9.      FINANCIAL MATTERS

9.1 Subject to clause 9.2, the parties shall, unless they agree otherwise in relation to any financial year, take all steps to ensure that in respect of each financial year not less than one hundred per cent (100%) (or such other percentage as the parties may agree from time to time in writing) of the consolidated profit (after taxation and any extraordinary items) as determined in accordance with International Accounting Standards as shown by CTH's financial statements for that financial year and available for distribution in accordance with applicable law shall be distributed.

        For so long as any amounts remain outstanding under the Secured Facility Agreement or Unsecured Facility Agreement, any dividends payable to Cukurova or its Affiliates shall be paid by the Company on behalf of Cukurova and its Affiliates to Alfa to satisfy any amounts due and payable by Cukurova to Alfa in accordance with the terms of the Financing Agreements. Further, the Board shall not make any decision to retain any profits in lieu of distributing dividends until sufficient dividends have been distributed to satisfy all amounts then due and payable by Cukurova to Alfa under the Financing Agreements. Alfa and Cukurova will take all necessary actions to ensure that dividends are paid only in accordance with this provision.

9.2 If the Board shall unanimously consider it prudent for the finances of CTH to retain a portion of any profits that would otherwise be available for distribution pursuant to clause 9.1, then such portion shall be retained by CTH and not distributed in accordance with clause 9.1.

9.3 The parties shall, unless they agree otherwise in relation to any financial year, take all steps to ensure that in respect of each financial year not less than 100 per cent. of the profit (after taxation and extraordinary items) as shown by Turkcell Holding's financial statements for that financial year and available for distribution in accordance with applicable law shall be distributed, and that 100% of the profits of Turkcell shall be distributed after retaining reasonable reserves for the operation of Turkcell, consistent with historic practice.

10.     INFORMATION AND REPORTING

10.1 The Shareholders shall cause CTH (at its expense) to at all reasonable times give access (including to its premises) to the Shareholders (including their lawyers, accountants and consultants) to its records (including the provision of photocopying facilities) and it shall ensure that the services of its employees are made available to them on reasonable notice to answer such questions as they may raise in respect of such records.

10.2 Without prejudice to the generality of clause 10.1, CTH shall supply the Shareholders with copies of:

        (A) audited accounts for CTH and CTH Group's audited consolidated accounts, each complying with all relevant legal requirements within 90 days of the end of the relevant financial year and prepared by an internationally recognised accounting firm;

        (B) quarterly management accounts of CTH (which shall include a consolidated profit and loss account, balance sheet and cash flow statement, up-to-date forecasts for the balance of the relevant financial year not less than 20 days after the end of the relevant quarter;

        (C) a statement of progress against the Business Plan specifying in particular any deviations therefrom,

        and shall provide such other information relating to the business or affairs of the CTH Group and its financial position or prospects as may reasonably be required by Alfa and/or Cukurova provided always that this clause shall not require CTH to provide any information in relation to the Excluded Assets.

10.3 If CTH fails to comply with its obligations under clause 10.2 to supply information required to be given to the Shareholders, either Alfa or Cukurova shall be entitled to instruct a firm of chartered accountants to prepare and submit to the Shareholders and CTH (at the cost of CTH) such information as should have been supplied to that Shareholder under such clause and such other financial information concerning the CTH Group as that Shareholder shall reasonably require and CTH shall (and shall procure that each CTH Group Member shall) give such accountants access to its premises and financial records and all the assistance which such accountants may request for this purpose.

11.     CONFIDENTIALITY

11.1 Each party shall use (and shall ensure that each member of its Group shall use) all reasonable endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

        (A) which it may have, or acquire, before or after the date of this Agreement in relation to any CTH Group Member's customers, business, assets or affairs including any information provided pursuant to clause 10 (Information and Reporting);

        (B) which it may have, or acquire, before or after the date of this Agreement in relation to the customers, business, assets or affairs of any Alfa Group Member or any Affiliate of Alfa (if the party is CTH or Cukurova) or of any Cukurova Group Member or any Affiliate of Cukurova (if the party is CTH or Alfa) resulting from:

                (1)     negotiating this Agreement;

                (2)     being a shareholder in CTH;

                (3)     having appointees on the Board; or

                (4) exercising its rights or performing its obligations under this Agreement; or

        (C) which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement),

        and no party shall use for its own business purposes or disclose to any third party any such information (collectively, the "Confidential Information") without the prior written consent of the other parties. In performing its obligations under this clause 11, each party shall apply the confidentiality standards and procedures it applies generally in relation to its own confidential information. For the avoidance of doubt, the term Confidential Information shall be limited to information related to the entities that are relevant to the business of the companies in which the Shareholders have a (direct or indirect) joint interest.

11.2    The obligation of confidentiality under clause 11.1 does not apply to:

        (A) the disclosure (subject to clause 11.3) on a "need to know" basis to a company which is another Alfa Group Member or Affiliate of Alfa or Cukurova Group Member or Affiliate of Cukurova (as the case may be) where the disclosure is for a purpose reasonably incidental to this Agreement;

        (B) information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

        (C) the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgement, order or requirement of any court, regulatory body or other competent authority;

        (D) the disclosure of information to any tax authority to the extent required for the purposes of the tax affairs of the party concerned or any member of its Group;

        (E) the disclosure (subject to clause 11.3) in confidence to a party's professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

        (F) the disclosure (subject to clause 11.3) by either of Alfa or Cukurova to their respective institutional financiers and bankers and the professional advisers to such institutional financiers and bankers for a purpose reasonably incidental to and to the extent reasonably required by such institutional financiers and bankers for the purposes of them considering extending financing to the party in question;

        (G) information which becomes within the public domain (otherwise than as a result of a breach of this clause 11); or

        (H) any announcement made in accordance with the terms of clause 25 (Announcements).

11.3 Each Shareholder shall inform (and shall ensure that each member of its Group shall inform) any officer, employee, agent or professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

        (A)     to keep it confidential; and

        (B) not to disclose it to any third party (other than those Persons to whom it has already been disclosed in accordance with the terms of this Agreement),

        and the disclosing party is responsible for any breach of this clause 11 by the Person to whom the Confidential Information is disclosed.

11.4 If this Agreement terminates, either Shareholder may by written notice require the other Shareholder to return or destroy the first Shareholder's Confidential Information whereupon the other Shareholder shall (and shall ensure that each member of its Group shall):

        (A) return all documents containing Confidential Information which have been provided by or on behalf of the Shareholder demanding the return of Confidential Information; and

        (B) destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information,

        save, in each case, for any submission to or filings with governmental, tax or regulatory authorities. The other Shareholder shall return or destroy (and shall confirm such destruction in writing) the first Shareholder's Confidential Information as soon as practicable after receiving notice.

11.5 CTH shall (and shall ensure that each other CTH Group Member shall) observe similar obligations to those set out in clauses 11.3 and 11.4 in favour of each Shareholder in respect of Confidential Information relating to that Shareholder or a member of its Group which is provided to any CTH Group Member.

11.6 The provisions of this clause 11 continue to apply to each Shareholder for as long as it, or any member of its Group, holds any CTH Shares.

12.     NON-COMPETITION

12.1 Each Shareholder covenants with, and undertakes to the other Shareholder(s) and CTH (for itself and as trustee for each other CTH Group Member) that, except as contemplated by this Agreement and except as otherwise agreed in writing by the Board with the consent of all the Shareholders and without prejudice to any other duty implied by law or equity, it will not for as long as it, or any member of its Group, holds any CTH Shares (whether legally or beneficially, directly or indirectly):

        (A) directly or indirectly be concerned in any Person or business which competes with the Business in the Territory whether or not such Person or business is located in the Territory;

        (B) encourage, procure or assist, or attempt to encourage, procure or assist, any Person or business to do anything which, if done by the Shareholder, would be a breach of clause 12.1(A)

12.2 For the purposes of this clause 12 a Shareholder is concerned in a Person or business if:

        (A)     it carries it on as principal or agent;

        (B) it is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business;

        (C) it has any financial interest (as shareholder or otherwise) in the business or in any Person who carries on the business; or

        (D) it is a partner, director, employee, secondee, consultant or agent in, of or to any Person who has a financial interest (as shareholder or otherwise) in the business or in any Person who carries on the business, disregarding any financial interest of a Person in securities which are listed or dealt in on any stock exchange if that Person, the Shareholder and any Person connected with it are interested in securities which amount to less than five per cent. of the issued securities of the same class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class.

13.     TRANSFER OF SHARES

13.1 The provisions of this clause 13 apply in relation to any transfer, or proposed transfer, of CTH Shares or any interest in CTH Shares except if made pursuant to clause 17 or required as a result of the enforcement by Alfa of the share charge in respect of CTH Shares granted to it by Cukurova and referred to in the Financing Agreements.

13.2 Except as permitted by clause 13.9 and subject to clause 13.4, no Shareholder shall, either directly or indirectly, sell, transfer or dispose, whether by voluntary disposal or foreclosure, of any of their CTH Shares or any interest therein to any other Person without the prior written consent of the other Shareholders provided, however, that any sale of an indirect beneficial interest in CTH as a whole as part of a larger disposal, together with additional telecommunications assets of at least US$1.5 billion shall be permitted, but shall still be considered a change of control pursuant to clause 14.1(D).

13.3 If pursuant to clause 13.9, a Shareholder transfers CTH Shares to its Affiliate ("the Transferee Affiliate") such Shareholder will remain bound by this Agreement as if it is still a holder of CTH Shares and shall be liable for any default of the relevant Affiliate to observe the terms of this Agreement. Upon the earlier of (i) the Transferee Affiliate ceasing to be an Affiliate of the relevant party and (ii) there being agreed terms pursuant to which the Transferee Affiliate will or may cease to be an Affiliate of the relevant party, then such relevant party shall procure that the CTH Shares held by the Transferee Affiliate are transferred as soon as reasonably practicable and in any event within seven days of the relevant event aforesaid to such relevant party. Failure to procure the transfer of the relevant CTH Shares within the aforementioned timeframe shall constitute a Buy-Out Event in accordance with clause 14.1(D).

13.4 Following the date two years after the Completion Date, if a Shareholder ("the Transferring Shareholder") intends to dispose of all, but not less than all, of its CTH Shares (which, for the purposes of this clause, shall mean the CTH Shares held by such Shareholder and each of its Affiliates) to any Person who is not a party to this Agreement and who is not an Affiliate of such Shareholder ("a Third Party Purchaser"), such Shareholder shall first notify the other Shareholders (other than its own Affiliates) in writing of its intentions ("Transfer Notice"), which notice shall identify the Third Party Purchaser and specify the price, which must be for cash or Marketable Securities, and other terms on which such Shareholder's (and its Affiliates') CTH Shares are to be disposed of.

13.5 On receipt of the Transfer Notice, the Continuing Party shall have the right to buy the Transferring Shareholder's (and its Affiliates') CTH Shares at the price and on the terms specified in the Transfer Notice (or at such other price as the Transferring Shareholder and the Continuing Party agree) by giving notice to the Transferring Shareholder within 60 days of receiving the Transfer Notice ("the Acceptance Period") provided that, if the Third Party Purchaser is a TH Shareholder or an Affiliate of a TH Shareholder, then such period shall be 75 days. The parties' obligations to complete the purchase are subject to the provisions of clause 13.6.

13.6 The Continuing Party shall be bound (subject only to any Regulatory Approvals) to buy the Transferring Shareholder's (and its Affiliates') CTH Shares on giving the Transferring Shareholder notice that it is exercising its rights under clause 13.5. In such event, completion of the sale and purchase of the Transferring Shareholder's (and its Affiliates') CTH Shares shall take place within 30 days of the giving of the notice pursuant to clause 13.5 or, if later, the obtaining of all Regulatory Approvals. Each Shareholder shall use all reasonable endeavours to ensure that all Regulatory Approvals are obtained as soon as practicable provided that such obligation shall not require either Alfa or Cukurova (or any member of their respective Groups) to dispose of any of their respective assets.

13.7    If the Continuing Party does not exercise its rights to buy under clause
        13.5 or (without prejudice to any other rights the Transferring Shareholder has under this Agreement) fails to complete the acquisition of the Transferring Shareholder's (and its Affiliates') CTH Shares in accordance with clause 13.6 or any notice given under those clauses ceases to have effect pursuant to clause 13.6, the Transferring Shareholder may (subject to clause 13.8, if applicable, and clause 16 (Transfer Terms)) transfer the Transferring Shareholder's (and its Affiliates') CTH Shares on a bona fide arm's length sale to a Third Party Purchaser at a price not less than, and on conditions which are not more favourable to the Third Party Purchaser, than the purchase price and conditions specified in the Transfer Notice provided that:

        (A) (i) during the period of two years following the Completion Date, the Third Party Purchaser (or any shareholder of it or member of its Group) is not a Competitor, and (ii) the Third Party Purchaser has sufficient financial resources and experience to perform its obligations under this Agreement; and

        (B) the transfer of the CTH Shares is completed within the latest of: (i) 120 days of the date of the Transfer Notice; (ii) 120 days of the failure of the Continuing Party to complete the acquisition of the Transferring Shareholder's (and its Affiliates') CTH Shares in accordance with clause 13.6; or (iii) if any notice given by the Continuing Party has ceased to have effect pursuant to clause 13.6, the date on which that notice ceased to have effect, and the Shareholders shall give (and ensure that all members of their respective Groups shall give) any approvals required by the Articles in relation to any transfer of Shares permitted by the terms of this clause 13.

13.8 A sale pursuant to clause 13.7 shall not be completed unless the Transferring Shareholder ensures that the Third Party Purchaser offers to buy from the other Shareholder all the CTH Shares held by them on the same terms (including price per CTH Share, which must be cash or Marketable Securities) as apply to the purchase of the CTH Shares being sold by the Transferring Shareholder. The offer shall be in writing and shall be issued to the other Shareholder together with the Transfer Notice, and shall be:

        (A) be irrevocable and unconditional (except for any conditions which apply to the proposed transfer of the CTH Shares being sold by the Transferring Shareholder);

        (B) fully describe all material terms and conditions (including terms relating to price, time of completion and conditions precedent) agreed between the Transferring Shareholder and the Third Party Purchaser;

        (C)     be governed by the laws of England;

        (D) be open for acceptance by the Continuing Party during a period of not less than 60 days after receipt of such offer; provided that if such Third Party Purchaser is a TH Shareholder or Affiliate of a TH Shareholder, such period shall be 75 days, and if the offer is accepted by the Continuing Party, the sale shall be conditional upon completion of the sale of the CTH Shares held by the Transferring Shareholder to the Third Party Purchaser and shall be completed at the same time as that sale.

13.9 Notwithstanding clause 13.2 but subject always to clause 13.3 and clause 16.1(H), each Shareholder may at any time transfer any of the CTH Shares held by it to a company which is an Affiliate of the relevant party, provided it first provides written notice of such transfer to the other Shareholder.

14.     BUY-OUT EVENTS

14.1 The provisions of this clause 14 shall apply on the occurrence of a Buy-Out Event. It is a Buy-Out Event in relation to a Shareholder if:

        (A) a court of competent jurisdiction or relevant administrative authority or regulatory body makes an order or a resolution is passed, for the dissolution or administration of that Shareholder (otherwise than in the course of a reorganisation or restructuring previously approved in writing by the other Shareholder, such approval not to be unreasonably withheld or delayed);

        (B) any Person (other than the other Shareholder (not being a member of its Group)) takes any steps which are not withdrawn or discharged within 90 days) to appoint a liquidator, manager, receiver, administrator, administrative receiver or other similar officer in respect of any assets which include either
                (i) the CTH Shares held by that Shareholder or any member of its Group or (ii) shares in that Shareholder or any holding company of it;

        (C) that Shareholder convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors;

        (D) a third party (together, if applicable, with Persons acting in concert with any such third party) acquires a Controlling Interest in (i) that Shareholder or (ii) any holding company of that Shareholder or (iii) subject to clause 13.3, any Transferee Affiliate (a "Change of Control"); or

        (E)     the Shareholder commits a Material Default.

14.2 If a Buy-Out Event occurs in relation to a Shareholder ("the Affected Party"), (a) the Continuing Party may make an offer to acquire all (but not less than all) of the CTH Shares held by the Affected Party and/or any member of its Group and/or, as the case may be, any Transferee Affiliate (as defined in clause 13.3) (the "Affected Party's Shares") or
        (b) (i) at any time with respect to a Buy-Out Event caused by a Change of Control, or (ii) following the date that all obligations under the Finance Documents have been satisfied in full with respect to a Buy-Out Event caused by any other occurrence, the Continuing Party shall also have the right to force the Affected Party to purchase all (but no less than all) of the Affected Party's Shares:

        (A) within a period of 60 days after the date the Continuing Party becomes aware, or should have become aware, that the relevant Buy-Out Event has occurred; or

        (B) in the case of a Material Default, within a period of 60 days after the expiry of (i) the Default Notice given under clause 15.2(A) or (ii) if applicable, the 60 day period referred to in clause 15.2(B).

14.3 The offer for the Affected Party's Shares referred to in clause 14.2 shall take the form of a notice to the Affected Party ("the Buy-Out Notice").

14.4 Subject only to any Regulatory Approvals, the Affected Party shall be bound to sell or buy, as applicable, and the Continuing Party shall be bound to buy or sell, as applicable, the Affected Party's Shares at the Buy-Out Price (or, if the Buy-Out Event is a Material Default, the Buy-Out Price less (without prejudice to any other remedy the Affected Party may have in respect of the Material Default) such amount as is equal to the reasonable costs and expenses of the acquisition incurred by the Continuing Party), if the Continuing Party exercises its right to buy or sell, and, in such event, completion of the sale and purchase of the Affected Party's Shares shall take place (subject to clause 16 (Transfer Terms)) within 45 days of the day on which the Shareholders become so bound ("the Reference Date") or, if any Regulatory Approval has not been obtained by the end of that period, within ten days of the date on which the last Regulatory Approval to be obtained is obtained. If any Regulatory Approval has not been obtained within 180 days after the Reference Date, the Buy-Out Notice shall lapse and have no further effect.

15.     DEFAULT

15.1 If a Shareholder ("the Defaulting Party"), or any member of its Group, commits a breach of this Agreement, the other Shareholder (other than the Defaulting Party's Affiliates) ("the Non-Defaulting Party") may serve notice upon the Defaulting Party. The notice shall specify the breach and require the Defaulting Party immediately to stop the breach and, to the extent that it is possible, to make good the results of the breach within 30 days. Such notice shall not affect the Non-Defaulting Party's right subsequently to claim damages or other compensation under applicable law for the breach or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce the Defaulting Party's obligations.

15.2 If the Defaulting Party commits a material breach of this Agreement ("a Material Default"), the Non-Defaulting Party shall be entitled to treat the Material Default as a Buy-Out Event for the purposes of clause 14.1(E) if:

        (A) the breach has not been remedied within the 30 day period specified in clause 15.1 and the Non-Defaulting Party (after such 30 day period) has given not less than 30 days notice ("a Default Notice") of its intention to treat the breach as a Buy-Out Event and the breach remains unremedied at the end of that further 30 day period; or

        (B) in the event that litigation or arbitration proceedings take place to establish whether or not a Material Default has occurred and do so establish, the breach has not been remedied within 60 days of final resolution of that dispute.

15.3 If a Material Default is so treated as a Buy-Out Event and the Defaulting Party's Shares are acquired pursuant to clause 14 (Buy-Out Events), the provisions of clause 12 (Non-Competition) shall continue to apply to the Defaulting Party for a period of two years after the disposal of its CTH Shares.

16.     TRANSFER TERMS

16.1 Any transfer of the Transferring Shareholder's CTH Shares to the Continuing Party, or a Transferee Affiliate or a Third Party Purchaser under clause 13 (Transfer of Shares) or of the Affected Party's CTH Shares to the Continuing Party under clause 14 (Buy-Out Events) (in this clause, the Transferring Shareholder's and/or the Affected Party's CTH Shares are referred to as the "Relevant Shares") shall be on the following terms:

        (A) the Relevant Shares will, subject to clause 17, be sold free from all liens, charges and encumbrances and third party rights and together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the relevant Transfer Notice/Buy-Out Notice (provided always that, for the avoidance of doubt, nothing in this clause 16.1(A) will oblige Alfa to release any security over the CTH Shares held by Cukurova granted to Alfa or any of its Affiliates by Cukurova pursuant to or in connection with the Financing Agreements);

        (B) the Continuing Party/Transferee Affiliate/Third Party Purchaser shall assume, with effect from the date the transfer of the Relevant Shares completes ("the Transfer Date") all obligations of the Transferring Shareholder/Affected Party and any member of its Group in relation to the business of CTH Group. Where the buyer is the Continuing Party, any such assumption shall be without prejudice to the Continuing Party's right to receive a contribution from the Transferring Shareholder/Affected Party for its share of any claims attributable to any liabilities arising in respect of the period before the Transfer Date;

        (C) the Transferring Shareholder/Affected Party shall deliver to the Continuing Party/Transferee Affiliate/Third Party Purchaser duly executed transfer(s) in favour of the Continuing Party/Transferee Affiliate/Third Party Purchaser, or as it may direct, together with the appropriate share certificate(s) (or indemnities in terms reasonably satisfactory to the Continuing Party/Transferee Affiliate/Third Party Purchaser in respect of any missing certificates) in respect of the Relevant Shares and a certified copy of any authority under which such transfer(s) is/are executed;

        (D) against delivery of the transfer(s), the Continuing Party/Transferee Affiliate/Third Party Purchaser shall pay the total cash portion of the consideration for the Relevant Shares to the Transferring Shareholder by electronic bank transfer for value on the Transfer Date;

        (E) the parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the Continuing Party/Transferee Affiliate/Third Party Purchaser) are registered in the name of the Continuing Party/Transferee Affiliate/Third Party purchaser or as it may direct;

        (F) the Transferring Shareholder/Affected Party shall do all such other things and execute all other documents (including any deed) as the Continuing Party/Transferee Affiliate/Third Party Purchaser may reasonably request to give effect to the sale and purchase of the Relevant Shares;

        (G) if requested by the Continuing Party/Transferee Affiliate/Third Party Purchaser, the Transferring Shareholder/Affected Party shall ensure that all the Directors appointed by it resign and the resignation(s) take effect without any liability on CTH for compensation for loss of office or otherwise (save to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity);

        (H) if the buyer is a Transferee Affiliate or Third Party Purchaser, it shall enter into a deed of adherence (in the form set out in Schedule 2 with such drafting amendments thereto as the Continuing Party shall deem necessary in the circumstances) with the Continuing Party and CTH covenanting and undertaking to adhere to, and be bound by, the provisions corresponding to the Transferring Shareholder's obligations under this Agreement including those under clause 12 (Non-Competition) and this clause 16.

17.     SECURITY OVER CTH SHARES

        Nothing in this Agreement shall prevent a Shareholder from creating any charge, lien, encumbrance or granting any other security over or in respect of the CTH Shares held by it if any of its bankers, financiers, or other lenders shall require the same; provided, however, that Cukurova shall not create or permit any charge, lien, encumbrance, or granting of any other security over or in respect of the CTH Shares held by it for so long as any amount shall remain outstanding under the Financing Agreements, except for any security interest that Cukurova grants as security for its obligations under the Financing Agreements.

18.     DURATION

        Save as expressly provided elsewhere in this Agreement and in the case of any antecedent breach hereof, if any Shareholder (together with all of its Affiliates) shall cease to hold any shares in CTH it shall with immediate effect cease to have any further rights or obligations under this agreement.

19.     FURTHER ASSURANCES

19.1 So far as it is legally able, each Shareholder agrees with the other to exercise all voting rights and powers available to it in relation to any Person and/or CTH (including, subject to their fiduciary duties, each of the Directors appointed by it pursuant to clause 3 (Directors and Management)) to ensure that the provisions of this Agreement (and the other agreements entered into pursuant to in this Agreement) are completely and punctually fulfilled, observed and performed and generally that full effect is given to the principles set out in this Agreement.

19.2 Each Shareholder shall ensure that each member of its Group shall perform:

        (A) all obligations under this Agreement which are expressed to relate to members of its Group (whether as the holders of Shares or otherwise); and

        (B) all obligations under any agreement entered into by any member of its Group pursuant to this Agreement,

        and the liability of a party under this clause 19.2 shall not be discharged or impaired by any amendment to or variation of this Agreement, any other agreement entered into pursuant to this Agreement, any release of or granting of time or other indulgence to any member of its Group or any third party or any other act, event or omission which, but for this clause 19.2, would operate to impair or discharge the liability of such party under this clause 19.2.

19.3 If Shares are at any time held by two or more members of its Group, that Shareholder shall ensure that each such member appoints that Shareholder or a single member of that Shareholder's Group as its attorney with authority (or otherwise authorises the relevant Shareholder) at any time or from time to time to accept service of any notices or proceedings pursuant to this Agreement (or any agreement entered into pursuant to this Agreement) and to execute such proxies, mandates, written resolutions and other documents, approvals and consents as are required to enable that Shareholder or a single member of that Shareholder's Group to exercise the voting rights attaching to the Shares held by all the members of its Group.

20.     NON-ASSIGNMENT

        Subject to clause 17, no party shall, or shall purport to, assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement in whole or in part (otherwise than pursuant to a transfer of CTH Shares in accordance with the terms of this Agreement).

21.     WAIVER OF RIGHTS

        No waiver by a party of a failure by any other party to perform any provision of this Agreement operates, or is to be construed as, a waiver in respect of any other failure whether of a like or different character.

22.     AMENDMENTS

        A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party provided that a variation of any provision of this Agreement which only affects the respective rights and obligations of the Shareholders or any of them as between themselves does not need CTH's agreement.

23.     INVALIDITY

        If any provision of this Agreement is, or is held to be, invalid or unenforceable then, so far as it is invalid or unenforceable, it has no effect and is deemed not to be included in this Agreement provided that this shall not invalidate any of the remaining provisions of this Agreement and the parties shall use all reasonable endeavours to replace the invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

24.     NO PARTNERSHIP OR AGENCY

24.1 Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the parties nor, except as may be expressly set out in it, constitute any party the agent of the other for any purpose.

24.2 Unless the parties agree otherwise in writing, no party shall enter into any contracts or commitments with third parties as agent for any other party or describe itself as such an agent or in any way hold itself out as being such an agent.

25.     ANNOUNCEMENTS

25.1 No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to clause 25.2) be made or issued by, or on behalf of, any party or any member of its Group without the prior written approval of the other parties (such approval not to be unreasonably withheld, conditioned or delayed).

25.2 If a party has an obligation to make or issue any announcement required by any law, stock exchange or governmental authority, the relevant party shall give the other parties every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal, regulatory and/or stock exchange obligations).

26.     COSTS

        Each of the parties shall pay its own costs, charges and expenses (including taxation) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it provided that the costs of, and incidental to, incorporating and establishing CTH shall be borne and paid by CTH.

27.     ENTIRE AGREEMENT

        In entering into this Agreement no party may rely on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this Agreement and each party waives all rights and remedies which, but for this clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance provided that nothing in this clause shall limit or exclude any liability for fraud.

28.     CONFLICT WITH ARTICLES

        If the provisions of this Agreement conflict with the Memorandum and Articles or CTH's other constitutional documents or those of any other CTH Group Member as applicable, the provisions of this Agreement shall prevail and the Shareholders shall:

        (A) exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

        (B) (if necessary) ensure that any required amendment is made to the Memorandum and Articles or other constitutional document of CTH.

29.     NOTICES

29.1 Any notice or other document to be served under this Agreement may be delivered, or sent by prepaid first class mail or internationally recognised courier service, or sent by facsimile to the party to be served at its address or facsimile number set out in clause 29.4 or at such other address or number as it may have notified to the other parties in accordance with this clause 29 and shall (where the party to be served is not an individual) be marked for the attention of the individual specified in this Agreement or such other individual as the relevant party may have notified to the other parties in accordance with this clause 29.

29.2    Any notice or document shall be deemed to have been served:

        (A)     if delivered, at the time of delivery; or

        (B) if sent by first class mail or internationally recognised courier service, five days after it was sent; or

        (C) if sent by facsimile , the time of transmission if transmitted before 3.00 p.m. on any business day, and in any other case at
                10.00 a.m. on the business day after the date of transmission; provided that for the purposes of this clause, the term "business day" means any day that is not a Saturday, Sunday, or public holiday in the place at, or to which, a notice is left or sent.

29.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class letter or that the facsimile message was properly addressed and transmitted as the case may be.

29.4    The addresses and fax numbers of the parties for the purpose of clause
        29.1 are:

        (A)     Alfa:

                Address:                c/o Alfa Finance Holdings S.A.,
                                        22 Grand Rue,
                                        2nd Floor,
                                        L-1660
                                        Luxembourg

                Fax No:                 +352 264 70628

                For the attention of:   Pavel Nazarian

        (B)     Cukurova:

                Address:                c/o Cukurova Holding A.S.
                                        Buyukdere Cad. Yapi Kredi Plaza A Blok
                                        K:15 34330 Levent, Istanbul, Turkey

                Attention:              Ibrahim Alpay Demirtas

                Fax:                    +90 212 280 58 93

        (C)     CTH:

                Address:                Craigmuir Chambers
                                        P.O. Box 71
                                        Road Town, Tortola,
                                        British Virgin Islands

                Fax No:                 (284) 494 3547

                For the attention of:   The Directors

        With a copy of any notice to CTH to be delivered to Alfa and Cukurova at the addresses and fax numbers set out above.

29.5 All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

30.     ARBITRATION AND GOVERNING LAW

30.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the LCIA Rules), which Rules are deemed to be incorporated by reference into this clause.

30.2    The number of arbitrators shall be three.

30.3    The place of arbitration shall be London, England.

30.4    The language to be used in the arbitral proceedings shall be English.

30.5 The governing law of the contract shall be the substantive law of England.

31.     PROCESS AGENTS

31.1 (i) Cukurova has appointed BMC Sanayi ve Ticaret A.S. located at Havenfields, Aylesbury Road, Great Missenden, Bucks, HP16 9LS, UK (to the attention of Mr. Sinan Ogun; telephone: +44 1 494 890 888, fax: +44 1 494 890 884) and (ii) Alfa has appointed Capita IRG Trustee Limited of Guildhall House, 81/87 Gresham Street, London EC2V 7QE as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by that Party.

31.2 Any of the Parties which is incorporated outside England may from time to time appoint a new process agent acceptable to the other Parties (acting reasonably) to receive service of process in England in relation to any matter arising out of the Transaction Documents, service upon whom shall be deemed completed whether or not forwarded to or received by that Party.

31.3    Each of the Parties which has made an appointment under clause 31 or
        31.2 shall inform the other Parties, in writing, of any change in the address of its process agent within 28 days.

31.4 If any process agent appointed by any of the Parties pursuant to clause 31 or 31.2 ceases to have an address in England, each of the relevant Parties irrevocably agrees to appoint a new process agent acceptable to the other Parties (acting reasonably) and to deliver to the other Parties within 14 days a copy of a written acceptance of appointment by its new process agent.

32.     CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

32.1    The parties agree and acknowledge that:

        (A) nothing in this Agreement is intended to benefit any Person who is not a party to it ("a Non-Party") and accordingly no Non-Party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement; and

        (B) no consent of any Non-Party shall be required for any rescission of or amendment to this Agreement.

32.2 The provisions of clause 32.1 do not affect any right or remedy of a third party which exists or is available otherwise than by operation of the Contracts (Rights of Third Parties) Act 1999.

33.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

34.     EFFECTIVENESS

        The provisions of this Agreement shall be conditional upon, and shall become effective only upon, Conversion, but not otherwise.

AS WITNESS this Agreement has been executed or delivery as a deed by the parties the day and year first before written.

                                 EXECUTION PAGE

Notwithstanding this document having been executed on September 20, 2005, the obligations hereunder shall only be effective upon (i) the Turkish Capital Markets Board issuing prior to October 31, 2005 its final unconditional and irrevocable confirmation that the Contemplated Transactions and/or Conversion (as such terms are defined in the Subscription Agreement dated) will not require any party to make a mandatory tender offer for any shares in Turkcell Iletisim Hizmetleri A.S. and/or Turkcell Holding A.S. or any other company; and (ii) the Telecommunications Authority issuing prior to October 31, 2005 its final unconditional and irrevocable consent to the Contemplated Transactions (or its confirmation that such consent is not required). The execution of this document shall not prejudice the rights arising under or constitute a waiver of any of the provisions contained within the Subscription Agreement, by any of the parties thereto.

EXECUTED and DELIVERED AS                           )
AS A DEED for and on behalf of                      )
ALFA TELECOM TURKEY LIMITED                         )
by Pavel Nazarian                                   )
                                                    )
by its duly constituted attorney-in-fact            )

                                            Attorney /s/ Pavel Nazaria
                                            ------------------------------------

Witness:        /s/ Olga Martin
               -----------------------------

               22 Grand Rue
               -----------------------------

               L-1660 Luxembourg
               -----------------------------


EXECUTED and DELIVERED AS                           )
AS A DEED for and on behalf of                      )
CUKUROVA FINANCE                                    )
INTERNATIONAL LIMITED                               )
by Hikmet Yasemin Cetinalp                          )
                                                    )
by its duly constituted attorney-in-fact            )

                                            Attorney /s/ Hikmet Yasemin Cetinalp
                                            ------------------------------------

Witness:       Emre Derman
               -----------------------------

               -----------------------------

               -----------------------------

EXECUTED and DELIVERED AS                           )
AS A DEED for and on behalf of                      )
CUKUROVA TELECOM                                    )
HOLDINGS LIMITED                                    )
by Hikmet Yasemin Cetinalp                          )
                                                    )
by its duly constituted attorney-in-fact            )

                                            Attorney /s/ Hikmet Yasemin Cetinalp
                                            ------------------------------------

Witness:       Emre Derman
               -----------------------------

               -----------------------------

               -----------------------------

                                   SCHEDULE 1

                                RESERVED MATTERS

The following matters (the "Reserved Matters") whether taken at CTH or any member of the CTH Group shall require the unanimous approval, confirmation, or endorsement of the CTH Board and/or the Shareholders, as required by clauses 4 and 7.2, whether or not any such matter was specified in advance in the agenda for the relevant board of directors or shareholders meeting.

1.      STRATEGIC DECISIONS

1.1     The Business Plan and Budget.

1.2 Any acquisition or disposal of or any merger with any undertaking, business, company or asset, or entry into any joint venture, partnership, profit sharing agreement, collaboration or major project (not included in the Business Plan) where the expenditure would exceed US$25,000,000 per transaction except that, in the period before the first anniversary of the Completion Date only, the limit will be US$10,000,000 per transaction.

1.3 Any suspension, cessation or abandonment of any activity which exceeds in value US$25,000,000 except that, in the period before the first anniversary of the Completion Date only, the value shall be US$10,000,000.

2.      CORPORATE STRUCTURE

2.1 Any actual or proposed reorganisation or liquidation of any member of the CTH Group.

2.2 Any change to the agreed management structure of the CTH Group or any members of the senior management of any member of the CTH Group; provided that with respect to Turkcell and its operating subsidiaries this shall apply only to those members of senior management whose appointment is customarily brought to the board level.

2.3 Any amendment to, or revision of the charter or equivalent constitutional documents of any member of the CTH Group.

3.      FINANCIAL FRAMEWORK

3.1 Entering into or terminating any contract, incurring or guaranteeing any third party debt, pledging any assets, otherwise entering into any transaction, or commencing, conducting or settling any litigation, which in any case has or may have a financial impact in excess of (i) US$25,000,000 with respect to Turkcell and its subsidiary undertakings, or (ii) US$10,000,000 with respect to all other members of the CTH Group.

3.2 Any charge in the authorised share capital of any member of the CTH Group or any issue of any shares or securities convertible or exchangeable into shares or options over shares or the right to subscribe for any such shares or securities of any member of the CTH Group.

4.      CTH GROUP STRATEGY; RELATED PARTY TRANSACTIONS

4.1 (i) The appointment of any director to the board of directors or similar body of any CTH Group Member or the selection of any person to represent the parties at a general meeting of any CTH Group Member, or (ii) any decision with respect to decisions or actions to be taken by the parties' representatives on the boards of directors of, or at the Shareholder meetings of, any CTH Group Member.

4.2 Any transaction or contract proposed to be entered into between any member of the CTH Group and

        (A) the Alfa Group and/or any Affiliate of Alfa and/or any other Person directly or indirectly having a substantial financial interest in the Alfa Group or any Affiliate of Alfa; or

        (B) the Cukurova Group and/or any Affiliate of Cukurova and/or any Person directly or indirectly having a substantial financial interest in the Cukurova Group or any Affiliate of Cukurova.

                                   SCHEDULE 2

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on this [ ] day of [ ] 200[ ] by [ ] (the "New Shareholder");

SUPPLEMENTAL to the Shareholders Agreement dated [ ] 200[ ], as amended from time to time, and made between [ ] (the "Transferring Shareholder"), [ ] (the "Non-Transferring Shareholders") and CTH (the "Company") (the "Agreement").

1. The New Shareholder hereby confirms that it has been supplied with a copy of the Agreement and hereby covenants with each of the persons named in the schedule to this Deed to observe, perform and be bound by all the terms of the Agreement which are capable of applying to the New Shareholder and which have not been performed at the date of this Deed to the intent and effect that the New Shareholder shall be deemed with effect from the date on which the New Shareholder is registered as a member of the Company to be a Party to the Agreement.

2.      The New Shareholder confirms that its details for clause [ ] (Notices)
        are as follows: [            ] [and that it has appointed [            ]
        as its process agent, with effect from the date on which the New Shareholder is registered as a member of the Company].

3. This Deed shall be governed by and construed in accordance with English law.

4. Subject to clause 2 above, any disputes or claims arising out of or in connection with this Deed which cannot be settled amicably by the Parties shall be resolved in accordance with the provisions of clause [ ] of the Agreement.

EXECUTED and delivered as a deed the day and year first above written.

                                   SCHEDULE 3

                         FORM OF DEADLOCK OPTION NOTICE

To: [Alfa Telecom Turkey Limited ("Alfa")] [Cukurova Finance International Limited ("Cukurova")]

From: [Cukurova Finance International Limited ("Cukurova")] [Alfa Telecom Turkey Limited (Alfa")]

Date:   ___ ____________ 200_

Re:     Shareholders  Agreement dated ___  ___________  200_ between  Cukurova
Finance  International  Limited and Alfa Telecom Turkey Limited
(the "Shareholders Agreement")

1. We refer to the Agreement. Capitalised terms used but not defined in this notice shall have the meanings ascribed to them in the Shareholders Agreement.

2. Pursuant to clause 8.3 of the Agreement [Cukurova][Alfa] hereby issue to [Alfa] [Cukurova] a Deadlock Option Notice and irrevocably offers to [purchase 100% of the CTH Shares owned by [Alfa] [Cukurova]] [sell 100% of the CTH Shares owned by [Cukurova] [Alfa]] for a price of $_____.per CTH Share.

Sincerely,

[CUKUROVA FINANCE INTERNATIONAL LIMITED] [ALFA TELECOM TURKEY LIMITED]

By:     _______________________

Name:   _______________________

Title:  _______________________

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

                                   SCHEDULE 4

                         EXISTING INTERESTS IN TURKCELL

                                                 PERCENTAGE OF ISSUED
SHAREHOLDER                  NUMBER OF SHARES        SHARE CAPITAL
--------------------------   ----------------    --------------------
Cukurova Holding A.S.         109,195,314,495     7.40%

Cukurova Investments N.V.      43,230,288,153     2.93%

Yapi ve Kredi Bankasi A.S.     42,807,402,352     2.90%
                             ----------------    --------------------
Total                         195,233,005,000    13.23%

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